Exhibit 3.87

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

442 CREAMERY WAY ASSOCIATES, L.P.

Dated as of April 13, 2004

-i-

          This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) of 442 Creamery Way Associates, L.P., a Pennsylvania limited partnership (the “Partnership”), is made and entered into as of April 13, 2004, by and among Brandywine Operating Partnership, L.P. (“BOP”), a Delaware limited partnership, in a capacity as both a general partner (in such capacity, the “General Partner”), and a limited partner (in such capacity, a “Limited Partner”), and Witmer Operating Partnership I, L.P. (“Witmer”), as a limited partner (together with BOP in BOP’s capacity as a limited partner and together with any person or persons who may hereafter be admitted to the Partnership as a limited partner, individually, a “Limited Partner” and collectively the “Limited Partners”). The General Partner, the Limited Partners and such other persons as may become partners of the Partnership in accordance with this Agreement are hereinafter sometimes referred to collectively as the “Partners” and individually as a “Partner.”

          By Certificate of Limited Partnership filed with the Secretary of State of the Commonwealth of Pennsylvania on May 12, 1989, 442 Creamery Way Associates, L.P. (the “Partnership”) was formed. Immediately prior to August 27, 2001 (the date of the first amended and restated agreement of limited partnership), the partners in the Partnership consisted of BOP, as the General Partner and as a Limited Partner, PPAP, as a Limited Partner, and James J. Gorman (“Gorman”) and Christopher J. Knauer (“Knauer”), also as limited partners. Immediately prior to the date hereof, the partners in the Partnership consisted of BOP, as the General Partner and as a Limited Partner, and Prentiss Properties Acquisition Partners, L.P. (“PPAP”), as a Limited Partner.

          On the date hereof, PPAP has transferred to BOP all of its right, title and interest in and to the Partnership (consisting, in each case, of an 11% “Capital Percentage Interest” and a 1% Profit Percentage Interest”, as each such term is defined in the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 27, 2001 (the “Prior Partnership Agreement”)), and PPAP has withdrawn completely from the Partnership, and BOP and Witmer desire to amend and restate in its entirety the Prior Partnership Agreement, as amended.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree that PPAP has withdrawn as a limited partner of the Partnership, and the Prior Partnership Agreement is hereby amended and restated in its entirety, as follows:

Section 1. Continuation, Partners and Name.

(a) The Partners hereby elect to continue the business of the Partnership as a limited partnership pursuant to the provisions of the Revised Uniform Limited Partnership Act as in effect in the Commonwealth of Pennsylvania on the date hereof, as the same may be amended from time to time (the “Act”), for the purposes set forth in Section 2 hereof. The Partners shall consist of BOP, as the sole General Partner, and BOP and Witmer, as Limited Partners. The business and affairs of the Partnership shall be conducted under the name set forth above or such other name as the General Partner shall, in its sole discretion, designate in writing.
(b) By executing this Agreement each Partner hereby agrees that the Partnership shall be governed by the Act except as otherwise herein expressly stated. The

General Partner shall have authority to execute and cause to be filed such applications, elections, certificates and documents as may be necessary or appropriate for the continuation of a limited partnership under the Act, or as may be necessary or appropriate to permit the Partnership to engage in the activities contemplated by Section 2 hereof; and the Partners shall further obtain such business licenses, certificates of qualification and other evidences of authority and shall execute all certificates, notices, statements, and other instruments as may from time to time during the term of the Partnership be necessary or appropriate in the opinion of the General Partner to the achievement of the purposes set forth in Section 2 or as may be required by applicable law so that the Partnership may conduct its business and own the Property (as defined herein).

Section 2. Partnership Purposes.

          The purpose of the Partnership is to directly, or indirectly through one or more Affiliates (as defined below), acquire, own, hold, construct, develop, maintain, lease, mortgage, encumber, operate, sell and/or transfer, convey or exchange one or more parcels of land and any buildings and improvements now existing or hereafter constructed thereon (collectively, the “Property”) and to enter into and perform any and all other activities as may be incidental or related thereto. To carry out these purposes the Partnership shall, subject to the terms of this Agreement and any other agreement entered into by the Partnership, have and exercise all powers now or hereafter permitted by the laws of the Commonwealth of Pennsylvania to be exercised by a limited partnership formed under the laws of that state, and to do any and all things not prohibited by law in furtherance of the business of the Partnership. Without limiting the foregoing, the Partnership shall have the right, power, and authority to: directly or indirectly, sue and be sued in all courts and participate in all proceedings; hold, purchase, receive, lease or otherwise acquire, own, improve, employ, use and deal in and with real or personal property or any interest therein; hold title to any or all of its property in the name of any partnership, corporation or other entity, including the General Partner; sell, convey, lease, exchange, transfer or otherwise dispose of or mortgage or pledge all or any of its property and assets, or any interest therein; wind up and dissolve itself as provided in this Agreement; enter into any contract (including any contracts of guaranty and suretyship with respect to the obligations of the Partnership or third parties, including any Affiliates), agreement, undertaking, arrangement, or any joint venture, partnership or association of any kind; incur liabilities, borrow or lend money, issue notes, bonds, and other obligations to any person (including, without limitation, the General Partner and other Affiliates), and secure any of its obligations (or obligations of its Affiliates) by mortgage, pledge or other encumbrance of all or any of its property (including, without limitation, mortgages in favor of or securing obligations of third parties, including its Affiliates, that are cross-collateralized and/or cross-defaulted with mortgages securing the obligations of the same or other parties, including Affiliates), franchises, and income; issue additional securities of any type, including interests, rights, options, or warrants; lend money, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested; hire any and all persons as employees, agents, independent contractors, consultants or otherwise; provide insurance for its benefit on the life of any of its Partners or their partners, officers, directors or employees; guaranty, purchase, take, receive, subscribe for or otherwise acquire, own, hold, use or otherwise employ securities or interests in any entity (including joint ventures, corporations, and general and limited partnerships); and to take or cause to be taken all actions and to perform all functions necessary or appropriate to conduct the business of the Partnership.

          As used herein, the term “Affiliate” shall mean any corporation, partnership or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Partnership. The Affiliates of the Partnership include on the date hereof (without limitation) the General Partner and any partnership in which the General Partner or the Partnership is a general partner.

Section 3. Term of Partnership.

          The term of the Partnership has commenced and shall continue until December 31, 2094, unless earlier dissolved pursuant to the terms of Section 18 hereof or by operation of law.

Section 4. Principal Place of Business; Registered Office.

          The principal place of business and the registered office of the Partnership is at the offices of the General Partner, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462 or at such other location as the General Partner shall from time to time determine.

Section 5. Partnership Interests.

(a) The Partnership shall initially have two classes of partnership interests (“Partnership Interests”): (i) general partnership interests (“General Partnership Interests”); and (ii) limited partnership interests (“Limited Partnership Interests”).

(b) The General Partner may in its sole discretion cause the Partnership to create and issue such additional classes of Partnership Interest with such rights, privileges, and franchises as it determines to be appropriate. Any such issuance may be made by the General Partner, acting singly without the consent of any other Partner, by setting forth either in an amendment or an addendum to this Agreement, the relative rights, obligations, duties, and preference of each new class of securities or interests that is created. A copy of this Agreement as so amended, or the addendum as so adopted, as the case may be, shall be provided to each other Partner. All filings necessary to be made under the Act or applicable law in connection with the creation of any such interest shall be made by the General Partner on behalf of the Partnership. No Partner shall have any preemptive or other rights to subscribe for or acquire any additional securities, interests or indebtedness which may be issued by the Partnership.

(c) The General Partner may solicit and accept additional capital contributions from any Partner or other person and/or cause the Partnership to issue additional partnership interests, rights, options or warrants exercisable for or convertible into partnership interests, or any other “securities” of any type or class whatsoever. Any such securities may be issued for cash, property, services, or such other type, form, and amount of consideration (including notes, other evidences of indebtedness or obligations of the person acquiring the security as the case may be) as the General Partner may determine to be appropriate.

(d) Any person may hold more than one class of Partnership Interest at the same time, and in such event shall for the purposes of this Agreement be separately entitled to the rights afforded a Partner in each of such classes under this Agreement. To the extent that a General Partner contributes to the capital of the Partnership as a Limited Partner or purchases any Limited Partner’s Partnership Interest, it shall be treated in all respects as a Limited Partner as to such interest.

(e) No Limited Partner shall either directly or indirectly take any action to require partition or appraisal of the Partnership or any of its assets or properties or cause the sale of any Partnership property, and notwithstanding any provision of applicable law to the contrary, each Partner (and its or his legal representatives, successors or assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its or his Partnership Interest, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

(f) All real and personal property owned by the Partnership shall be owned by the Partnership as an entity, and insofar as permitted by applicable law, no Partner shall have any ownership interest in such property in his or its individual name or right. Each Partner’s interest in and to all Partnership property shall be personal property for all purposes. Without limiting or expanding the foregoing, to the extent allowable under applicable law, the Partnership may hold title to all or any part of its properties or assets in the name of an individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership, and may agree that any such title holders be vested with all or any part of the powers which might otherwise reside in the Partnership. Any such title holder shall perform any and all of their respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner in its sole discretion. All Partnership assets shall be recorded as the property of the Partnership on its books and records, regardless of the name in which legal title may be held.

Section 6. Management.

(a) The General Partner. The Partnership shall be managed by or under the sole direction of the General Partner. All decisions relating to the business and affairs of the Partnership shall be made, and all action proposed to be taken by or on behalf of the Partnership shall be taken, by or under the direction of the General Partner in its sole and absolute discretion and without the consent of the Limited Partners. All such decisions or actions made or taken by or under the direction of the General Partner hereunder shall be binding upon all of the Partners and the Partnership. All approvals, consents, or ratifications of actions taken by the General Partner required herein may be prospective or retroactive.

(b) Specific Power and Authority of the General Partner. The General Partner shall have and exercise, and is hereby granted, all of the powers of the Partnership and full, exclusive, and complete authority and discretion in the management and control of the Partnership. Without limiting the foregoing, the power and authority of the General Partner to make all decisions with respect to the business and affairs of the Partnership and to take such action for and on behalf of the Partnership as it may deem necessary or appropriate to enable the

Partnership to carry out its purposes shall include, without limitation, the full and complete power and authority, without the consent of the Limited Partners, to do the following:

(i) borrow money, procure loans and advances from, for and on behalf of the Partnership (including, without limitations, loans made by the General Partner or any Affiliate to the Partnership), cause any Affiliate to borrow money from, for or on behalf of such Affiliate, to guaranty the obligations of any Affiliate for borrowed money, and to repay, discharge, settle, adjust, compromise or liquidate any such loan or advance, in each case upon such terms and conditions as the General Partner deems necessary or appropriate;

(ii) cause the Partnership to lend money (on either a secured or an unsecured basis) to the General Partner, any Affiliate or to any other person or entity on such terms and conditions as the General Partner determines to be necessary or appropriate;

(iii) to secure any loans to the Partnership (including, without limitation, loans from the General Partner or any Affiliate or other person) or to secure loans to any Affiliate or other person or to secure any guaranty by the Partnership of either its obligations or the obligations of any Affiliate or other person, convey, mortgage, pledge, assign, or hypothecate, for and on behalf of the Partnership or any Affiliate of the Partnership all or any part of the Property or other assets of the Partnership; to secure any of its obligations (or any obligation of any of its Affiliates (including obligations of the General Partner)) by mortgage, pledge or other encumbrance of all or any of the Partnership’s property or assets (including, without limitation, mortgages securing obligations of Affiliates or other persons that are cross-collateralized and/or cross-defaulted with mortgages securing the obligations of such or other Affiliates and persons); to grant any right which it deems necessary or appropriate to be granted with respect to any properties or assets of the Partnership, including, without limitation, easements and other rights appertaining to real property held by the Partnership;

(iv) execute and deliver for and on behalf of the Partnership or any Affiliate or other person any contract necessary or incidental to the operation of the property or any business of the Partnership (including any contract of guaranty or suretyship), any promissory note, bond, deed of trust, mortgage, security agreement, financing statement, lease, assignment of leases, guaranty, or other obligation or evidence of indebtedness and all instruments required or advisable in connection with any such instrument;

(v) obtain insurance on the Property and any other assets of the Partnership;

(vi) acquire and hold the Property and such other real property, tangible and intangible personal property (including, without limitation, securities or other interests in any entity, and to acquire any such securities or interests in exchange for real or personal property) and other assets as may be necessary or desirable to carry on the business, of the Partnership, or to cause any Affiliate in which the Partnership is a partner or shareholder to acquire and hold real property, tangible and intangible personal property and other assets; and to sell, lease, mortgage, pledge, assign, hypothecate, develop, manage, use, operate, exchange or otherwise dispose of such real property, tangible and intangible personal property and other assets upon such terms and conditions as the General Partner deems necessary or appropriate;

(vii) construct, develop, maintain, operate, improve and sell any or all properties owned by the Partnership, or cause such properties to be constructed, developed, maintained, and operated and improved by any Affiliate including, expressly, the power and authority to consummate any interim or permanent financing with respect thereto;

(viii) lease the Property and any property owned by any Affiliate and collect all rentals and all other income accruing to the Partnership or such Affiliate, and to pay all acquisition and construction or development costs and all expenses of operation, whether capital or otherwise with respect to the Property and/or such properties owned by an Affiliate;

(ix) prepare, or have prepared, and file all tax returns for the Partnership and make all tax elections for the Partnership, including any election under Section 709 of the Internal Revenue Code of 1986, as amended (the “Code”), to amortize certain organizational expenditures incurred by the Partnership over a period of not less than 60 months, and an election under Code Section 754, provided, however, that the Partner or Partners requesting that the Partnership make such election under Code Section 754 shall reimburse the Partnership for any additional costs incurred by the Partnership in making the election for and on behalf of the Partnership;

(x) institute, prosecute, defend and settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Partnership or any Affiliate or other person (including, without limitation, any insurance claims), as the General Partner, in its sole discretion, may deem necessary or desirable;

(xi) maintain and operate the assets of the Partnership or any Affiliate or other person or any part or parts thereof;

(xii) employ, engage or contract with and dismiss or terminate the employment of, supervise and compensate such persons, firms or corporations for and in connection with the business of the Partnership or any Affiliate and the acquisition, development, improvement, operation, maintenance, management, leasing, financing, refinancing, sale, exchange or other disposition of any assets of the Partnership or any Affiliate or other person or any interest in any of such assets as the General Partner, in its sole discretion, may deem necessary or desirable;

(xiii) pay any debts and other obligations of the Partnership or Affiliate and to cause any Affiliate to pay the debts and obligations of such Affiliate, including amounts due under any construction and permanent financing of improvements and other loans to the Partnership or such Affiliate, as the case may be, and costs of operation and maintenance of the assets of the Partnership or such Affiliate, as the case may be;

(xiv) pay all taxes, assessments, rents and other impositions applicable to the assets of the Partnership or any Affiliate and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions;

(xv) deposit or invest all monies received by the General Partner for or on behalf of the Partnership or any Affiliate as the General Partner shall deem appropriate and to conduct all banking transactions, open, maintain and close bank accounts and change signatories on such accounts, and to draw checks and other orders for the payment of monies and to disburse all funds on deposit and liquidate such investments on behalf of the Partnership or such Affiliate in such amounts and at such times as the same may be required;

(xvi) sell or otherwise transfer all, substantially all or any of the Property and other assets of the Partnership or to cause any Affiliate to sell or otherwise transfer all or any of its properties and other assets, in each case upon such terms and conditions as the General Partner deems necessary or appropriate;

(xvii) act as the tax matters partner for the Partnership or any Affiliate (within the meaning of Code Section 6231);

(xviii) perform other obligations provided elsewhere in this Agreement to be performed by the General Partner, including, without limitation, the preparation of all financial reports, the maintenance of the Partnership books and records;

(xix) in connection with borrowings made by or on behalf of the Partnership from the General Partner, mortgage, pledge, or otherwise grant securities interests on any or all of the Partnership’s assets or properties to secure the obligation of the Partnership to the General Partner and the obligations of the General Partner to its lenders in respect of any such borrowings or otherwise; and

(xx) take any and all other actions as the General Partner may deem necessary or appropriate in furtherance of the business of the Partnership.

          The General Partner shall be entitled to act upon any resolution, certificate, statement, agreement, document, or other instrument, and to consult with legal counsel, accountants, appraisers, and other professionals and persons, and to rely upon the authenticity and genuineness of all such writings and the advice of such persons in connection with the business of the Partnership. Any act which may be taken by the General Partner hereunder, may be taken by any of its duly authorized officers or any attorney-in-fact for either the General Partner or such officers.

          By executing this Agreement, each Limited Partner hereby expressly consents to any exercise by the General Partner of any or all of the foregoing powers.

(c) Guaranty of Obligations of the General Partner. Without limiting the provisions of Sections 2, 6(a) or 6(b) above, the General Partner and each Limited Partner expressly acknowledge and agree that the Partnership’s financial standing and economic viability depend in large part on the financial standing and economic viability of the General Partner and its Affiliates, including the General Partner’s ability to borrow funds for the benefit of the General Partner and all of its Affiliates, and to secure such borrowings with first and subordinate liens on real property. The General Partner and each Limited Partner hereby consent and agree to any and all guarantees by the Partnership of indebtedness for borrowed money and other obligations of the General Partner and/or any other Affiliate. The General Partner and each Limited Partner hereby consent and agree that it is a good and valid Partnership purpose given for good and valuable consideration for the benefit of all the Partners for the Partnership to convey, mortgage, assign, pledge and/or hypothecate the Property, any tangible or intangible personal property or any other assets of the Partnership as security for any such guaranty or as security for the obligations or liabilities of the General Partner and/or any other Affiliate. The foregoing is given with the understanding and agreement that the General Partner and each other Affiliate for whose benefit any such guaranty is given will have the power and authority to guaranty obligations and liabilities of the Partnership.

(d) Evidence of Authority of General Partner. The signed statement of the General Partner, reciting that it has authority to undertake any act, when delivered to any third party, shall be all the evidence such third party shall need concerning the capacity or authority of the General Partner to so act, and any such third party shall be entitled to rely upon such statement and shall not be required to inquire further as to any of the facts contained in such statement, said facts being deemed to be true insofar as such third party is concerned.

(e) Limited Partners. The Limited Partners shall have no right or authority to act for or to bind the Partnership and shall not participate in the conduct, management or control of the Partnership’s affairs or take any action that would cause a default or non-compliance under any contract or agreement to which the Partnership is a party or which is related to the use, operation, maintenance, development or financing of the Partnership’s properties or assets. No Limited Partner may voluntarily withdraw from the Partnership without the prior consent of the General Partner, which consent may be given or withheld in the sole discretion of the General Partner.

          Each Limited Partner hereby waives any rights which he might otherwise have under applicable law as a creditor with respect to any distribution to be made hereunder to the maximum extent permitted by the Act.

(f) Specific Consent. The Limited Partners hereby specifically consent and agree in accordance with the Act that the General Partner shall have the right, power and authority, notwithstanding anything in the Act to the contrary, to (i) sell all or substantially all of the assets of the Partnership, (ii) confess judgment against the Partnership or execute any note, mortgage or other agreement containing a provision pursuant to which judgment may be confessed against the Partnership or its assets, (iii) pledge or mortgage any or all of its assets as security for the repayment of any loans to the Partnership (including, without limitation, any loans made to the Partnership by its General Partner) , and (iv) take any other action not inconsistent with the terms of this Agreement, in each case without the further consent of the Limited Partners, which consent shall be deemed to be granted hereby.

Section 7. Capital.

(a) Initial Capital Contributions. On or prior to the date hereof, the Partners have contributed to the capital of the Partnership or shall be deemed to have contributed to the capital of the Partnership an amount equal to such Partner’s Capital Interest (as defined below) multiplied by the fair market value of the interests in the Partnership as of the date hereof (an “Initial Capital Contribution”).

(b) Additional Capital Contributions. No Partner shall have any obligation to contribute any additional sum to the capital of the Partnership. If the General Partner determines that additional funds are necessary for Partnership purposes, it may, at its sole discretion, borrow such funds on behalf of the Partnership from third parties on such terms and conditions as the General Partner deems necessary or appropriate, loan such funds to the Partnership or contribute such funds to the Partnership as an additional capital contribution or obtain such funds through the issuance of securities as provided in Section 5(c) above. Any loans by the General Partner to the Partnership shall bear interest at such reasonable rate as the General Partner shall determine, not exceeding 3.0% per annum over the greater of the General Partner’s average cost of funds or the rate of interest charged on the General Partner’s principal bank line of credit, in each case as the same may change from time to time. Any loans by the General Partner to the Partnership shall be paid out of available Operating Cash Flow from the Partnership before any distribution shall be made to the Partners.

(c) Percentage Interest. The Partners shall have separate and differing interests in the capital (“Capital Interest”) and in the profits (“Profits Interest”) of the Partnership, which at the date hereof are as set forth below:

	Capital Interest	Profits Interest

BOP (as General Partner)	2.0%	2.0%
Witmer	11.0%	1.0%
BOP (as Limited Partner)	87%	97%

(d) Adjustments to Percentage Interests. Upon the admission of any additional Partners to the Partnership, or upon the making of any additional Capital Contribution to the Partnership by a Partner, the percentage interests of the Partners shall be adjusted, so that their respective percentage interests shall be the percentage that each Partner’s aggregate Capital Contributions to the Partnership bears to the aggregate Capital Contributions of all Partners to the Partnership at the applicable time of determination or, in such other manner as may be reasonably determined by the General Partner.

(e) No Interest, Etc. No Partner shall be entitled to (i) receive any interest or other compensation on or with respect to its Capital Contributions or withdraw any part of its capital contributions or receive any distribution, except as provided in Sections 9 and 19 hereof; or (ii) demand or receive any property from the Partnership other than cash.

(f) Establishment of Capital Accounts.

(i) General Rule. A capital account shall be established for each Partner (hereinafter referred to as “Capital Account”) in the amount of such Partner’s Initial Capital Contribution and shall be determined and maintained in accordance with the rules of Treasury Regulation (“Treas. Reg.”) §1.704-1(b)(2)(iv). Pursuant to such rules, a Partner’s Capital Account shall be increased by:

(A) the amount of money contributed by the Partner to the Partnership;

(B) the fair market value of property (other than money) contributed by, or on behalf of, the Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership assumes or subject to which it takes the property); and
(C) allocations to the Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income based on the book values described in Section 7(h) of this Agreement;

and decreased by:

(D) the amount of money distributed to the Partner by the Partnership;

(E) the fair market value of property (other than money) distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that the Partner assumes or subject to which he takes the property);

(F) allocations to the Partner of expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to capital account (including organization or syndication expenditures not deductible by the Partnership pursuant to Code Section 709 and losses disallowed to the Partnership under Code Sections 267(a)(1) or 707(b)); and

(G) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Section 7(h) of this Agreement but excluding items described in clause (F) above and percentage depletion in respect of an item of depletable property of the Partnership in excess of the adjusted tax basis of such property;

and shall otherwise be adjusted in accordance with the remaining provisions of this Section 7.

(ii) For purposes of paragraphs (f) through (k) of this Section 7, except as otherwise provided herein, the fair market value of property contributed to the Partnership or distributed by the Partnership, if permitted under Treas. Reg. §1.704-1(b)(2)(iv), shall be the value assigned to such property by agreement between the General Partner and the Partner (other than the General Partner) by which such property is contributed or to which such property is distributed. If no such agreement as to value is made, the fair market value of such property shall be determined by an appraisal.

(g) Special Rules Regarding Distributions of Property. If property (other than money) is distributed to a Partner (whether in liquidation of his interest or otherwise) then immediately prior to such distribution, the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of such property for the fair market value of the property (but not less than the amount of any nonrecourse indebtedness to which such property is subject) on the date of distribution.

(h) Property Carried at a Book Value Different from Tax Basis. If, pursuant to provisions of this Section 7, property is reflected in the Capital Accounts of the Partners and on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then the adjustments to Capital Accounts in respect of such property prescribed in Sections 7(f)(i)(C), 7(f)(i)(G) and 7(g) shall be determined by reference to depreciation, depletion, amortization, gain or loss as computed for book purposes and no further adjustments shall be made to the Capital Accounts to reflect the Partner’s shares of the corresponding tax items. For the purposes of computing such adjustments to Capital Accounts, the amount of book depreciation, depletion, or amortization for a period with respect to an item of partnership property shall be the amount that bears the same relation to the book value of such property as the depreciation (or cost recovery deduction), depletion, or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property. If such property has a zero adjusted tax basis, the General Partner may select any reasonable method of computing book depreciation, depletion or amortization with respect to such property.

(i) Transfers of Interests in the Partnership. Upon the transfer of all or a part of an interest in the Partnership, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee, adjusted as provided in Section 7(j). If, however, the transfer of an interest in the Partnership causes a termination of the Partnership for federal income tax purposes, then the Capital Account that carries over to the transferee and the Capital Accounts of all other Partners will be recomputed as though all property and liabilities of the Partnership had been distributed in accordance with existing Capital Account balances, adjusted in accordance with Section 7(g), and recontributed to the Partnership (or, in the case of liabilities, reassumed by the Partnership) as though such contributions were being made upon the formation of a new partnership, in accordance with the constructive liquidating distributions and recontributions deemed to occur under Treas. Reg. §1.708-1(b)(1)(iv) (or any successor provision).

(j) Adjustments to Capital Accounts in Connection with an Election under Code Section 754. Upon an adjustment to the adjusted tax basis of Partnership property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Partners shall be adjusted as provided in Treas. Reg. §1.704-1(b)(2)(iv)(m) (or any successor provision).

(k) Revaluations of Partnership Property. Upon (i) a contribution of money or other property to the Partnership by a new or existing Partner as consideration for an interest in the Partnership or (ii) a distribution of money or other property by the Partnership to a retiring or continuing Partner as consideration for relinquishment of an interest in the Partnership, the Capital Accounts of the Partners may, in the discretion of the General Partner, be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in all Partnership property for federal income tax purposes (that has not been reflected in the Capital Accounts of the Partners previously) would be allocated among the Partners under Section 8 of this Agreement if there were a taxable disposition of all Partnership property for its fair market value immediately prior to such contribution or distribution. For purposes of this Section 7(k) the fair market value of Partnership property shall be the value (but not less than the amount of any nonrecourse indebtedness to which such property is subject) assigned to such property by agreement between the General Partner and the contributor or distributee Partner, as the case may be. If such agreement as to value is not made, then the fair market value of such property shall be determined by appraisal by an M.A.I. appraiser selected by the General Partner.

Section 8. Allocation of Income and Losses.

(a) General Rules of Allocation. Net Profit, Net Losses and all items of income, gain, loss and deduction, whether or not includible or deductible for federal income tax purposes, shall be credited to or debited against the Partners’ respective Capital Accounts as set forth in this Section 8. It is intended that, as a result of such allocations and the application of Section 7(f), all liquidating distributions made pursuant to Section 19 shall be identical to the amounts that would be distributed to each Partner if such distributions were made instead pursuant to Section 9(c).

(b) Net Profits and Losses. “Net Profits” or “Net Losses” for any fiscal year or other period shall be an amount equal to the sum of (i) the Partnership’s taxable income or loss for such year or period as shown or reported on the Partnership’s U.S. Partnership return of income (but computed as provided in Section 7(h)), and (ii) any income of the Partnership for such year or period exempt from federal income taxation, reduced by (iii) any expenditures of the Partnership for such year or period not deductible in computing its taxable income and not properly capitalized for federal income tax purposes.

(c) Net Profits. Net Profits of the Partnership for any fiscal year or other period shall be allocated to the Partners as follows:

(i) First, to those Partners having negative Capital Account balances, in proportion to such negative balances, until such negative balances are eliminated;

(ii) Second, to those Partners for whom the Initial Capital Contribution reduced by distributions of Extraordinary Cash Flow under Section 9(c)(i) (the “Unrepaid Capital Contribution”) exceeds its Capital Account balance, in proportion to such excesses, until any such excesses are eliminated; and

(iii) Any remaining net losses shall be allocated to the Partners in proportion to their respective Profits Interests in the Partnership.

(d) Net Losses. Net Losses of the Partnership for any Fiscal Year or other period shall be allocated to the Partners as follows:

(i) First, to those Partners whose Capital Account balances exceed their Unrepaid Capital Contributions, in proportion to such excesses, until such excesses are eliminated;

(ii) Second, to those Partners having positive Capital Account balances, in proportion to such positive balances until such positive balances are eliminated; and

(iii) Any remaining net losses shall be allocated to the Partners in proportion to their respective Profits Interests in the Partnership.

(e) Distributive Share for Federal Income Tax Purposes. The Partnership shall report each Partner’s distributive share of Net Profits, Net Losses and items of income, gain, loss and deduction in accordance with the rules of Section 704(b) and (c) of the Code, as determined by the General Partner upon the advice of the Partnership’s accountants and/or tax counsel. Except as otherwise provided herein, each Partner’s share of each item of Partnership income, gain, loss or deduction for each taxable period shall equal such Partner’s share of Net Profits or Net Losses for such period. For Federal income tax purposes, the Partnership shall use the “remedial allocation method,” as described in Treas. Reg. §1.704-3(d), to allocate income, gain, loss or deduction with respect to any property contributed by a Partner to the Partnership and with respect to any property for which differences between book value and adjusted tax basis are created pursuant to Section 7(l). These allocations shall not affect the Partner’s Capital Account.

(f) Deficit in Capital Account. No Partner shall be required to restore any deficit balance in its Capital Account to the Partnership except as required by the Act or as provided in Section 19 of this Agreement.

Section 9. Distributions.

(a) Definitions. For purposes of this Section 9, the following terms shall have the respective meanings set forth below:

          Operating Cash Flow: As to any fiscal year or portion thereof, Operating Revenues less Partnership Expenses and a reserve in a reasonable amount determined by the General Partner for working capital, payment of future known or reasonably foreseeable expenditures, obligations, or liabilities of the Partnership, and repairs, replacements, and improvements to any Partnership assets.

          Operating Revenues: As to any fiscal year or portion thereof, the total cash receipts of the Partnership less “Capital Transaction Proceeds” (the proceeds from Capital Contributions or from any sale, refinancing or any similar transaction with respect to the Partnership’s assets and less insurance proceeds), Capital Contributions, loans, any properly unapplied advance rentals in connection with the leasing of any Partnership assets (which shall be Operating Revenues when applied), and any unforfeited security deposits of tenants of any Partnership assets.

          Partnership Expenses: As to any fiscal year or portion thereof, all expenditures, expenses, and charges related to the management and operation of the Partnership and the conduct of its business and affairs and the ownership, leasing, operation, improvement, construction, development, maintenance and upkeep of any of its assets.

          Extraordinary Cash Flow: As to any fiscal year or portion thereof, the proceeds from the sale of any real property by the Partnership (a “Capital Transaction”) less any expenses, costs, or liabilities incurred by the Partnership in effecting any such sale, and an amount set aside or committed by the General Partner for repair, improvement and replacement to or of any Partnership assets.

(b) Distributions of Operating Cash Flow. At the determination of the General Partner, but no less frequently than annually, the General Partner shall distribute Operating Cash Flow to the Partners in proportion to their respective Profits Interests.

(c) Distributions of Extraordinary Cash Flow. At the determination of the General Partner, but no less frequently than annually, the General Partner shall distribute Extraordinary Cash Flow, if any, to the Partners in proportion to their respective Profits Interests.

Section 10. Actions and Compensation of Partners.

(a) Except as set forth in this Section 10, no Partner shall receive or be entitled to any compensation or reimbursement for its services to or expenses incurred in connection with the Partnership.

(b) The General Partner shall be entitled to receive reimbursement from the Partnership for all costs and expenses incurred by it in connection with the conduct of the business of the Partnership, or paid by it for the account of the Partnership, including, without limitation, reasonable charges for the management of the Partnership and for maintaining the books and records of the Partnership and all costs and expenses of maintaining the Partnership’s existence and good standing as well as all legal and accounting fees allocable to the Partnership.

(c) To compensate the General Partner for its services in connection with the leasing and management of the Property, the Partnership may, subject to Section 24, enter into management, leasing, agency or similar agreements in form acceptable to the General Partner, in its sole discretion, with the General Partner or an Affiliate and pay to the General Partner or an Affiliate all management and leasing fees and commissions payable thereunder.

(d) Nothing in this Agreement shall be deemed to restrict in any way the freedom of any Partner (including, without limitation, the General Partner) or any person, firm or corporation affiliated with any Partner to conduct or engage in any business or activity whatsoever, for its own account and without regard to the business of the Partnership, including, without limitation, acquiring, developing, promoting, leasing, selling or exploiting real property and functioning as a real estate broker, agent or consultant, regardless of the location of the real estate involved in such business or activity; and neither the Partnership nor any Partner shall have any rights in or to, or any right to an accounting for, any income or profit derived by any other Partner or its Affiliate(s) from such business or activity. In this regard, the Partners specifically acknowledge that the General Partner and Affiliates of the General Partner presently engage in businesses which are or may be directly competitive with the business of the Partnership; provided, however, that nothing in this paragraph shall abridge or expand the rights of any Limited Partner under any non-competition agreement or other similar arrangement which it may have entered into with the General Partner or any other Partner.

Section 11. Transactions with Affiliates.

(a) The General Partner is authorized to enter into agreements on behalf of the Partnership with Affiliates of the General Partner, or persons affiliated with the Limited Partners, provided that any such agreement is made on terms which the General Partner, in its sole discretion, deems reasonable and in the best interest of the Partnership. This Agreement shall not give the Partnership or any Partner any interest in, or right to, any such business or activity or any proceeds, income or profit thereof or therefrom, and no Partner shall be obligated hereunder to offer any business opportunity to the Partnership or to any other Partner. The fact that a Partner is directly or indirectly interested in, affiliated or connected with any person, firm or corporation shall not prevent the Partnership from employing or retaining any such person, firm or corporation to render or perform a service or from purchasing merchandise or property from any such person, firm or corporation, and neither the Partnership nor any Partner, as such, shall have any rights in or to any income or profit derived by any such person, firm or corporation as a result of such employment, retainer or purchase.

(b) Without limiting the foregoing, the Partners specifically acknowledge that the Partnership expects to enter into various arrangements with the General Partner and its Affiliates to provide for the management, leasing, and maintenance of Partnership property. By executing this Agreement, each Partner hereby acknowledges that it is anticipated that the Partnership will have authority to borrow money from the General Partner and its Affiliates or from lenders to the General Partner or its Affiliates and lend money (on both a secured and unsecured basis) to the General Partner and its Affiliates and, in certain instances, secure such borrowings by pledges and mortgages of all or substantially all of its properties and assets.

Section 12. Books, Records and Financial Reports.

(a) The Partnership shall maintain or cause to be maintained at its principal place of business books of the Partnership showing all receipts, expenditures, assets, liabilities, profits and losses, and shall maintain all other records necessary for recording the Partnership’s business and affairs. The books of the Partnership shall be kept on the accrual method of accounting used for federal income tax purposes or such other basis as the General Partner shall determine. Such books and records shall be open to the inspection of each Partner or the duly authorized representatives of such Partner upon reasonable notice at reasonable times during normal business hours to the extent required by the Act; provided, however, that the General Partner may keep confidential from the Limited Partners for such reasonable period of time as the General Partner deems appropriate, any information that the General Partner in good faith reasonably believes is not in the best interests of the Limited Partners or the Partnership to reveal.

(b) The General Partner is hereby designated as the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. The General Partner shall make all decisions as to accounting principles and all elections required or permitted to be made by the Partnership under the Code pertaining to the method of depreciation and deductibility of costs and expenses for the purposes of determining the Partnership’s distributable income and losses as well as for federal income tax reporting purposes.

(c) The fiscal year of the Partnership shall be the calendar year.

(d) Within sixty (60) days following the last day of each of the first three fiscal quarters of each fiscal year, the General Partner, at the expense of the Partnership, shall cause to be prepared and furnished to the Partners a financial account of the Partnership for such quarter prepared on such basis as the General Partner shall determine to be appropriate.

(e) Within ninety (90) days following the last day of each fiscal year, the General Partner shall furnish to the Partners a financial account for such preceding fiscal year prepared at the Partnership’s expense on such basis as the General Partner shall determine to be appropriate.

(f) There shall be delivered to each Partner as soon as practicable and in any event within ninety (90) days after the close of each fiscal year, a copy of the Federal Partnership Return of Income (Form 1065) or other tax return filed by the Partnership.

(g) The General Partner may, in its sole discretion, perform, or cause to be performed, at the Partnership’s expense, such additional audits, accountings or appraisals of the Partnership’s business any assets as it from time to time or at any time determines to be necessary or appropriate.

(h) The books of the Partnership shall be closed for tax and capital account purposes on the date hereof as of the end of the day. All income, gain, loss and deduction recognized by the Partnership before such closing of the books shall be allocated to the Partners of the Partnership immediately prior to such closing in accordance with the Prior Agreement, and all such items recognized by the Partnership after such closing of the books hereof shall be included in Net Profits and Net Losses of the Partnership for the period beginning as of the closing of such books and shall be allocated among the Partners under this Agreement.

Section 13. Restrictions on Transfer.

(a) Transfer of General Partners’ Interest. The General Partner may sell, convey, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of (any such event, a “Transfer” and the taking of any such action, “To Transfer”) any Partnership Interest held by it on the date hereof or hereafter acquired by it without the consent of any Partner.

(b) No Limited Partner may Transfer all or any portion of, or any right in or to, any Partnership Interest held by it on the date hereof or hereafter acquired, without the consent of the General Partner, which may be given or withheld in its sole and absolute discretion. Further, any Transfer by any Limited Partner of any interest which it may hold in the Partnership shall be made only upon such terms and conditions as the General Partner, in its sole and absolute discretion, shall approve.

(c) All Transfers permitted hereunder shall be by instrument in form and substance satisfactory to the General Partner. Any Transfer in violation of this Agreement shall be null and void and shall not operate to vest any rights in any transferee. Subject to the foregoing, every transferee of any Partnership Interest who wishes to participate in the Partnership as a Partner shall execute a counterpart of this Agreement accepting and adopting all of the terms and provisions of this Agreement, as the same may have been amended, and any transferee who fails to do so shall not be entitled to any rights hereunder as a Partner or otherwise. In addition, each of the transferee and the transferor shall execute and acknowledge all such other instruments, in form and substance, satisfactory to the General Partner, as may be necessary or desirable to effectuate such Transfer on terms acceptable to the General Partner.

(d) Notwithstanding the foregoing, PPAP may Transfer the 11.0% Capital Interest and 1% Profits Interest (together, the “Residual Interest”) held by it on the date hereof to the General Partner or any designee of the General Partner pursuant to the Agreement of Purchase and Sale, as the same may be amended from time to time (the “Purchase Agreement”), for the price (the “Residual Interest Purchase Price”) and upon the terms provided therein.

(e) In no event shall the Partnership dissolve or terminate upon the admission of any Partner or upon any permitted Transfer of a Partnership Interest by any Partner. Each Partner hereby waives its right to dissolve, liquidate or terminate the Partnership in such event.

(f) All expenses of the Partnership and of the Partners occasioned by a Transfer permitted under this Section 13 shall be borne by the Partner effecting the permitted Transfer.

(g) Each Partner hereby indemnifies and holds harmless the Partnership and each of its Partners and the Partnership against any loss, claim, cost, expense, damage or liability in respect of any Transfer (or purported Transfer) which such Partner may make (or attempt to make) in violation of this Agreement.

(h) For purposes of computing allocations of income, gain, loss and deduction hereunder, the books of the Partnership shall be closed as of the beginning of the day on which any Transfer occurs. All income, gain, loss and deduction recognized by the Partnership before such closing of the books shall be allocated to the Partners immediately prior to such closing in accordance with this Agreement as in effect at the time such books are closed, and all such items recognized by the Partnership after such closing of the books shall be allocated among the remaining Partners in accordance with this Agreement as thereafter in effect. Gain or loss from the sale or other taxable disposition of a Partnership Capital Asset shall be allocated to the persons who were Partners at the time such gain or loss was recognized by the Partnership.

Section 14. Take Along Rights.

(a) If at any time, the General Partner wishes to sell all or substantially all of its Partnership Interest in one transaction or a series of related transactions (a “Control Transaction”), the General Partner may require each other Partner (a “Take Along Partner”) to sell all (but not less than all) of the Partnership Interest held by such Limited Partner to such third party in accordance with this Section 14, subject only to compliance with applicable federal and state securities laws, as provided in Section 16(b)(ii); provided that the General Partner shall fully discharge any Pennsylvania real estate transfer taxes that may become payable as a result of its exercise of such take along rights during the first 36 months after the date hereof. The purchase price for the Residual Interest transferred in any such sale shall be the Residual Interest Purchase Price.

(b) In connection with any exercise of its rights hereunder, the General Partner shall deliver a notice to each Take Along Partner identifying the proposed closing date for the consummation of the transaction and the Take Along Partner shall deliver to the General Partner at least seven days prior to the proposed closing date all documents reasonably required by the General Partner in order to effectuate the Control Transaction and the Transfer of the Take

Along Partners’ Partnership Interest free and clear of any liens, pledges, security interests, charges, equities, or other encumbrances whatsoever (“Encumbrances”) other than Encumbrances in favor of the General Partner or its shareholders or partners.

Section 15. Admission of Additional Partners.

(a) New or substitute General or Limited Partners may freely be admitted to the Partnership by the General Partner, in its sole and absolute discretion, as a result of Transfer of Partnership Interests permitted hereunder or the issuance of additional Partnership Interests permitted hereunder. Each new Partner shall be admitted pursuant to this Section 15. The Partnership Interest of any such new Partner shall be fixed in accordance with Section 7(d) above, with an appropriate adjustment in the Partnership Interest of the existing Partners. Each new or substitute Partner shall sign a supplement to this Agreement at the time such new Partner is admitted confirming the admission of the new Partner as a Partner hereunder.

(b) In connection with the admission of any new or substitute Partner to the Partnership, the General Partner shall have the power, right, and authority to amend this Agreement to reflect the rights and obligations of such new Partner, including without limitation his or its obligations to contribute to the capital of the Partnership, rights to distributions, or rights to approve or consent to Partnership actions.

(c) In the event any person is admitted as a substitute General Partner, such admission shall occur contemporaneously with withdrawal of the then existing General Partner.

Section 16. Representations, Warranties and Covenants.

(a) Each party hereby represents and warrants that:

(i) It has the power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby;

(ii) The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary action and does not contravene (i) any law applicable to it or any rule, judgment, order, writ, injunction or decree of any court applicable to it, (ii) any rule or regulation of any administrative agency or other governmental authority applicable to it, (iii) its charter or by-laws (or other constituent documents), or (iv) any agreement, indenture, instrument or contract by which it is bound; and

(iii) This Agreement is the legal, valid and binding obligation of such Partner, enforceable against it in accordance with its terms.

(b) Each Limited Partner hereby represents and warrants to and covenants with the General Partner as follows:

(i) That it is an “accredited investor” as defined in Rule 501 under the 1933 Act; and

(ii) That it will not distribute any of the Limited Partnership Interest held by it in violation of the 1933 Act or applicable state securities laws.

Section 17. Bankruptcy of a Limited Partner.

          The bankruptcy of a Limited Partner shall not dissolve or terminate the Partnership. In the event the bankrupt Limited Partner’s interest in the Partnership passes to a successor or successors in interest of such Limited Partner, such successor or successors in interest shall succeed to the bankrupt Limited Partner’s entire interest in the Partnership and shall, subject to the following sentence and upon execution of a counterpart of this Agreement, become Limited Partners of the Partnership with the same Capital Interest and Profits Interest in the Partnership, the same rights in and to all distributions made by the Partnership, in liquidation or otherwise, and with the same share of the Partnership’s taxable income and losses as the bankrupt Limited Partner had with respect to its interest in the Partnership. In the event a successor or successors in interest of the Limited Partner are admitted to the Partnership as limited partners hereunder, such successor or successors shall execute and shall deliver to the Partnership all documents that may be necessary or appropriate, in the opinion of counsel for the General Partner, to reflect their admission to the Partnership as Limited Partners and their agreement to be bound by the terms and conditions of this Agreement, and shall pay all reasonable expenses connected with such substitution. In the event that any such successor shall refuse, decline, or fail to execute a written counterpart of this Agreement, such person shall not be treated as a Partner of the Partnership for any purposes whatsoever, but only as an assignee, of a right to receive distributions from the Partnership.

Section 18. Dissolution Events.

          The Partnership shall continue in effect until the expiration of its term, unless it shall be dissolved in the manner provided in Section 19 hereof due to the happening of any of the following events:

(a) The determination by the General Partner, in its sole discretion, to dissolve the Partnership; provided, however, that except for the dissolution as a result of insolvency or bankruptcy of the Partnership or the General Partner, the General Partner will not voluntarily dissolve the Partnership without the Residual Interest have first been acquired by the General Partner or its designee.

(b) The disposition by the Partnership of all of its assets and property, unless such sale or disposition involves any deferred payment of the consideration for such sale or disposition, in which case the Partnership shall not dissolve until the last day of the calendar year during which the Partnership shall receive the balance of such deferred payment;

(c) The resignation or dissolution of the General Partner, unless at the time of such resignation or dissolution there shall be one or more other General Partners who are members of the Partnership or who are simultaneously with, or have been prior to, such event, admitted to the Partnership;

(d) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom;

(e) The General Partner:

(i) makes an assignment for the benefit of creditors;

(ii) files a voluntary petition in bankruptcy;

(iii) is adjudicated a bankrupt or insolvent;

(iv) files an application or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(v) files an answer or other pleading admitting or failing to contest the material allegations of a petition or application filed against him in any proceeding of a type referred to in subparagraph (ii) or (iv); or

(vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the general partner or of all or any substantial part of his properties.

(f) Dissolution by operation of law; or

(g) The vote of all the Partners.

Section 19. Winding up, Liquidation and Dissolution.

(a) Upon the dissolution of the Partnership under Section 18 of this Agreement, liquidation and winding up shall be carried out by the General Partner, acting as liquidator, in accordance with the provisions of this Section 19, unless a majority in interest of the Partners agree in writing to appoint one or more substitute General Partners and to continue the business of the Partnership as provided in the Act, in which case the business of the Partnership shall be so continued.

(b) Upon dissolution of the Partnership the business of the Partnership shall continue, if necessary, for the sole purpose of winding up its affairs; provided that the process of winding up may include completion of such work as the General Partner shall consider appropriate. The rights and obligations of the General Partner with respect to management of the Partnership as set forth herein shall continue during the period of such winding up, except that if the General Partner shall have become incapacitated from exercising the management powers set forth herein because the General Partner has been liquidated or dissolved or is subject to a proceeding in bankruptcy, said powers shall pass to the General Partner’s liquidating trustee or trustee or receiver in bankruptcy as appropriate.

(c) The assets of the Partnership shall, consistent with Section 19(a), be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation.

(d) The Partners hereby agree that, notwithstanding the provisions of the Act and any other laws, the proceeds of liquidation and all other assets of the Partnership shall be applied and distributed in the following order of priority:

(i) in payment of the expenses of liquidation;

(ii) in payment of debts of the Partnership to creditors other than the Partners in such order and priority as is required by law;

(iii) to establish reserves deemed reasonable for the ultimate discharge of contingent, unliquidated or unforeseen liabilities or obligations of the Partnership;

(iv) in payment of debts of the Partnership to Partners who are also creditors; and

(v) to those Partners having positive Capital Account balances in proportion to such positive balances after giving effect to all contributions, distributions and allocations for all periods.

          The intent and purpose of this Section 19(d) is to modify the priorities of distribution set forth in the Act to reflect the understanding and agreement of the Partners.

          Such distributions shall be made by the end of the Partnership year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation).

(e) In the event that complete liquidation of the assets of the Partnership within the period of time prescribed for distributions in Section 19(d) proves impracticable, assets of the Partnership other than cash may be distributed to the Partners in kind. Any asset distributed in kind pursuant to this subparagraph (d) shall be distributed to the Partners, valued at fair market value, in accordance with their Capital Accounts as determined after (i) application of Section 8 of this Agreement; (ii) reduction for distributions of cash and cash-equivalents pursuant to Section 19(b); and (iii) the adjustments to reflect the amount of income, gain, or loss which the Partnership would have recognized if such assets had been sold, as prescribed in Section 7(f)(ii).

(f) If the General Partner deems it necessary to provide for payments of known or contingent or unforeseen liabilities of the Partnership after the expiration of the time period prescribed for distributions in Section 19(c), then the General Partner may arrange for such payments out of the assets of the Partnership in any manner that does not violate the requirements of Treas. Reg. §1.704-1(b)(2)(ii)(b)(2).

(g) In connection with the termination of the Partnership, the Partnership’s accountants shall prepare and furnish to each Partner a statement setting forth the assets and liabilities for the Partnership as of the date of complete liquidation.

(h) Upon dissolution of the Partnership the General Partner shall contribute to the Partnership an amount of money equal to the lesser of: (i) the deficit balance, if any, in its Capital Account and (ii) the excess, if any, of one and one-hundredths percent (1.01%) of the aggregate capital contributions of the Limited Partners over the capital contributions previously made by the General Partner. Any contributions required under this subparagraph (h) shall be made no later than a date that will permit such contributions to be distributed among the Partners in accordance with the provisions of this Section 19 within the time period provided for such distribution in Section 19(d).

(i) Upon a termination of the Partnership for federal income tax purposes under Code Section 708(b)(1), other than a termination caused by a dissolution described in Section 18, the amount of any constructive liquidating distributions of the Partnership properties deemed to occur under Treas. Reg. §1.7081(b)(1)(iv) shall be determined in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the Partnership taxable year ending upon the date of such termination including, without limitation, the adjustments prescribed in Sections 7(g) and 7(h).

(j) The liquidation of the Partnership shall be final when all of the Partnership assets have been collected and applied to the Partnership obligations and its remaining assets, if any, have been distributed to the Partners in accordance with this Agreement. Upon the conclusion of such Events, and the completion of the Liquidators’ final accounting, the Partnership shall terminate.

(k) In the event of any termination of the Partnership, the books and records of the Partnership shall be retained for a period of seven years (by the General Partner or its designee and, if the Partnership is liquidated as a result of the withdrawal of the General Partner, by such person as may be selected by persons holding a majority of the then outstanding Limited Partnership interest).

(l) The General Partner acting as liquidator (or any other person so acting pursuant to this Agreement) under this Agreement shall be indemnified by the Partnership with respect to all actions taken to liquidate the Partnership in accordance with this Agreement.

Section 20. Liabilities.

(a) No Partner shall be liable to any other Partner or to the Partnership for any damages or liabilities resulting from such Partner acting within the scope of this Agreement except where such Partner has acted in bad faith, with wilful misfeasance or with gross negligence or fraud. The Partnership shall indemnify and hold harmless each Partner from any damage or liability incurred by said Partner by reason of any act or omission performed or omitted by said Partner for or on behalf of the Partnership in accordance with this Agreement (including, without limitation, any damage incurred by the General Partner as a result of actions taken in its capacity as General Partner or in connection with the ownership or operation of the Property) except for damages caused by the bad faith, willful misfeasance or gross negligence of such Partner. The Partnership shall be permitted to advance funds to any Partner who may be indemnified by it for legal expenses and other costs incurred as a result of a legal action if the legal action relates to the performance of duties or services by the indemnified party for or on behalf of the Partnership, and the indemnified party undertakes to repay the advanced funds in cases in which it would not be entitled to indemnification under this Section 20. Notwithstanding the foregoing, no Partner shall be entitled to indemnification or damages under this Agreement in respect of any liability of such Partner for which the General Partner or an Affiliate is entitled to indemnification from such Partner under the Purchase Agreement.

(b) Except as otherwise provided in this Agreement or the Act, the Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership.

Section 21. Power of Attorney.

(a) Grant of Power. Each Limited Partner hereby makes, constitutes and appoints the General Partner, and any successor General Partner, with full power of substitution and resubstitution, its agent and attorney-in-fact, for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and/or record this Agreement and to sign, execute, certify, acknowledge, swear to, file and/or record a Certificate of Limited Partnership or any other instruments that may be required in connection with the formation of the Partnership, the conduct of the Partnership’s business or the dissolution and winding-up of the Partnership under the laws of the Commonwealth of Pennsylvania or any other jurisdiction, including without limitation, instruments (i) to reflect the exercise by the General Partner of any of the powers, authorizations or rights granted to it under this Agreement or the taking by the General Partner of any action which it is required, authorized or permitted to take hereunder; (ii) to reflect any amendments made to this Agreement or the cancellation of this Agreement upon the dissolution of the Partnership; (iii) to make any amendments to this Agreement deemed necessary or desirable by the General Partner (x) to comply with Federal or state securities laws or comments made by staff members of any Federal or state agency regulating the issuance of securities, or (y) to better express or carry out the purpose of the Partnership as a title holding partnership for the General Partner, or (z) to better express or carry out the mortgaging or pledging of the Property and any other assets of the Partnership to secure the obligations and liabilities of the General Partner or any Affiliate of the General Partner when deemed appropriate or desirable by the General Partner; (iv) to make filings under fictitious name statutes or other filings required by the Partnership; (v) to reflect the admission to the Partnership of any additional or any substituted Limited Partner, in the manner prescribed in this Agreement; (vi) to cause the Partnership to be qualified to do business in, or, if required, to exist as a limited partnership under the law of, any jurisdiction; and any other instruments which may be required of the Partnership or of the Partners, or deemed desirable by the General Partner. Each Limited Partner authorizes such attorney-in-fact to take any further actions which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as the Limited Partner might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The Limited Partner waives any and all defenses which may be available to the Limited Partner to contest, negate, or disaffirm the actions of any General Partner under the power of attorney herein granted, unless such actions would not entitle the General Partner to indemnification under Section 20(a) above.

(b) Nature of Power. The power of attorney granted pursuant to Section 21(a) of this Agreement:

(i) is a special power of attorney coupled with an interest and is irrevocable;

(ii) may be exercised by such attorney-in-fact by listing the names of all of the Limited Partners who are to be parties to any agreement, certificate, instrument or document, with the signatures of such attorney-in-fact together with the recital that it acts as attorney-in-fact for all of them; and

(iii) shall survive the death, bankruptcy or mental incapacitation of the Limited Partner, to the extent it may legally contract for such survival, or the transfer or assignment by it of its interest herein, except that where such transfer or assignment is of all of the interest held by the Limited Partner and the transferee or assignee thereof, with the consent of the General Partner, is admitted as a substituted limited partner, the power of attorney given by the transferor shall survive such transfer or assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge, swear to, and file any agreement, certificate, instrument or document necessary to effect such substitution.

(c) Execution of Additional Documents. Upon request of the General Partner, the Limited Partner shall promptly execute all certificates, agreements and other documents necessary or desirable for the General Partner to accomplish all such filings, recordings, publications and other acts as it determines may be appropriate to comply with (i) the requirements for the formation, operation, amendment or dissolution, as the case may be, of a limited partnership under the laws of the Commonwealth of Pennsylvania and (ii) similar requirements of applicable law in all other jurisdictions where the Partnership proposes to conduct business or (iii) as may be necessary and appropriate to advance the business and achieve the goals of the Partnership.

Section 22. Successors and Assigns.

          Except as otherwise set forth in this Agreement, the terms, covenants and agreements herein contained shall inure to the benefit of and be binding upon the successors, heirs and assigns of the parties hereto. This Agreement and the rights and obligations set forth herein may not be assigned or delegated by any party without the written consent of each other party hereto, except as provided herein.

Section 23. Notice.

          Any notice or communication required or referred to herein shall be in writing and transmitted by personal delivery or by registered or certified mail, postage prepaid, or by Federal Express or other nationally recognized overnight courier service, addressed to such Partner at the address set forth below or to such other address as such Partner may hereafter designate to the other Partners in accordance herewith.

          If to the General Partner:

Brandywine Operating Partnership, L.P. 401 Plymouth Road Suite 500 Plymouth Meeting, PA 19462 Attention: General Counsel

          If to a Limited Partner, to the address set forth on Exhibit “A” hereto:

Any notice shall be deemed to have been given on the day next following the day of such delivery, mailing or deposit with a courier service.

Section 24. Certain Matters.

(a) Notwithstanding anything contained herein to the contrary, in the event that any real estate investment trust (a “REIT”) holds a direct or indirect interest in the Partnership, unless waived in writing by the REIT, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit the REIT to continue to qualify as a real estate investment trust under Code Sections 856 through and including 860 as amended, and under other applicable provisions of the Code and the Regulations thereunder.

Section 25. Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 26. Entire Agreement.

          This Agreement (including the exhibits and schedules hereto) together with the Purchase Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements or understandings between them with respect to the subject matter hereof.

Section 27. Captions.

          Section titles or captions contained in this Agreement are inserted only for reference and in no way define, limit, extend or describe the scope or intent of any provision of this Agreement.

Section 28. Amendment.

(a) Except as set forth below, the General Partner shall have the power and authority, in its discretion and without the consent of any other Partner, to amend any or all of the provisions of this Agreement (whether to admit new or substitute Partners or to issue additional Partnership Interests or to establish the rights, privileges, duties and obligations of any

Partner or class of Partnership Interest or otherwise), provided, however, that without the consent of the Continuing Partner, the General Partner shall not amend this Agreement:

(i) To require the Continuing Partner to make any additional Capital Contribution to the Partnership, to loan any money to the Partnership, or otherwise to incur any liability or obligation to the Partnership or to third parties not provided for in this Agreement on the date hereof;

(ii) To subject the Continuing Partner to any liability for the obligations of the Partnership;

(iii) To reduce the Continuing Partner’s Capital Account balances or to eliminate the requirement that liquidating distributions be made in accordance with positive Capital Account balances or otherwise to abridge or diminish the economic rights of the Continuing Partner under this Agreement as in effect on the date hereof, except as provided for in Sections 5(b)and 5(c); or

(iv) To amend any of the provisions of Sections 5 (except as provided in Sections 5(b) and 5(c)), 7, 8, 9, 12, 14, 18, 19, 20 or 28 so as to increase the obligations or diminish the rights of the Continuing Partner as on the date hereof;

(b) Any amendment to this Agreement that is permitted hereunder may be made either by amending this Agreement or by addendum hereto. Any such amendment or addendum shall be set forth in a writing and a copy of the Agreement, as amended, or the addendum, as appropriate, shall be provided to each Partner promptly after it becomes effective.

(c) This Agreement may only be amended by the General Partner acting pursuant to the grants of power and authority made hereby.

Section 29. No Third Party Beneficiary.

          Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Partners and their respective heirs, successors, and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party whatsoever, it being the intention of the Partners that no one shall be deemed to be a third party beneficiary of this Agreement.

Section 30. Estoppels, Etc.

(a) Each Partner shall, upon not less than 15 days written notice from any other Partner, execute and deliver to such other Partner a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Partner’s knowledge, any uncured defaults on the part of the other Partner, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

(b) If a Partner is a trust (with or without disclosed beneficiaries), general partnership, limited partnership, joint venture, corporation, or any entity other than a natural person, the Partnership and the Partners shall not be required to determine the authority of any person signing this Agreement on behalf of any such entity to make any commitment or undertaking on such entity’s behalf, to determine any fact or circumstance bearing upon the existence of the authority of such entity or person, or to see to the application or distribution of proceeds paid or credited to persons signing on behalf of such entity, and shall be entitled to rely on the authority of the person signing this Agreement with respect to the voting of the Partnership’s interest by such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership, and no person is intended to be, or shall be deemed, a third party beneficiary of any provision of this Agreement.

Section 31. No Waiver.

          No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 32. Severability.

          If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

GENERAL PARTNER

BRANDYWINE OPERATING PARTNERSHIP, L.P.
By: BRANDYWINE REALTY TRUST, its General Partner

By: /s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President

LIMITED PARTNERS

BRANDYWINE OPERATING PARTNERSHIP, L.P.
By: BRANDYWINE REALTY TRUST, its General Partner
By: /s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President

WITMER OPERATING PARTNERSHIP I, L.P.

By: BRANDYWINE WITMER, LLC, General Partner
By: /s/ Gerard H. Sweeney

Name:
Title:

EXHIBIT “A”

Identity and Interests of Partners

I. GENERAL PARTNER
Name and Address	Capital Interest	Profits Interest
Brandywine Operating Partnership, L.P. 401 Plymouth Road, Suite 500 Plymouth Meeting, PA 19462	2.0%	2.0%

II. LIMITED PARTNERS

Name and Address	Capital Interest	Profits Interest
Brandywine Operating Partnership, L.P. 401 Plymouth Road, Suite 500 Plymouth Meeting, PA 19462	87.0%	97.0%

Witmer Operating Partnership I, L.P. 401 Plymouth Road, Suite 500 Plymouth Meeting, PA 19462	11%	1%